Fixed Overview Report: CSMC 07-4 Prelim Grp 3

Summary of Loans in Statistical Calculation Pool

(As of 5/9/2007 )

Range

Total Number of Loans		104
Total Outstanding Balance		$57,288,949
Average Loan Balance		$580,973	$ 398,642	to	$ 1,680,000
WA Mortgage Rate		7.369%	6.875%	to	8.500%
WA Original Term (months)		360	360	to	360
WA Remaining Term (months)		353	328	to	360
WA Age (months)		7	0	to	32
WA LTV		73.09%	26.67%	to	100.00%
WA CLTV		81.98%	26.67%	to	100.00%
WA FICO		724	657	to	795
Balloon		4.46%
California North		6.92%
California South	(ZIP : 90000 - 93600)	27.74%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States CA 34.67% FL 14.22% NY 12.89% IL 8.41% NJ 7.16% MD 4.94% TX 2.69% GA 2.35% AZ 2.19% UT 1.97%	Top 10 Prop SFR 66.41% PUD 17.32% CO 9.30% 2-4F 6.48% CP 0.48%	Doc Types FL 18.61% SS 11.87% RE 69.51%	Purpose Codes P 49.00% RT 30.80% CO 20.20%	Occ Codes P 83.29% I 12.63% S 4.08%	IO Loans 0 56.93% 120 39.64% 60 3.43%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTrem	Cutoff Season	FICO	LTV
All	64,431,893.50	104	100.00	619,537.44	6.88	8.50	7.32	7.08	354	6	724	73
orig_balance
400000.01 =< ... < 500000.01	15,120,977.93	33	23.47	458,211.45	6.88	8.50	7.31	7.04	354	6	721	78
500000.01 =< ... < 600000.01	14,547,333.51	27	22.58	538,790.13	6.88	7.75	7.29	7.05	354	6	728	76
600000.01 =< ... < 700000.01	13,980,053.50	22	21.70	635,456.98	6.88	8.50	7.41	7.17	352	8	727	76
700000.01 =< ... < 800000.01	5,995,584.01	8	9.31	749,448.00	7.00	7.88	7.40	7.17	352	8	722	68
800000.01 =< ... < 900000.01	2,577,353.22	3	4.00	859,117.74	6.88	7.38	7.04	6.79	357	3	749	74
900000.01 =< ... < 1000000.01	4,956,657.11	5	7.69	991,331.42	6.88	7.63	7.20	6.97	355	5	711	65
1000000 =< ... < 1250000	3,232,296.98	3	5.02	1,077,432.33	7.38	7.75	7.56	7.33	353	7	735	62
>= 1250000.01	4,021,637.24	3	6.24	1,340,545.75	6.88	7.38	7.17	6.94	354	6	712	60
Sched_Balance
400000.01 =< ... < 500000.01	15,120,977.93	33	23.47	458,211.45	6.88	8.50	7.31	7.04	354	6	721	78
500000.01 =< ... < 600000.01	15,143,766.66	28	23.50	540,848.81	6.88	7.75	7.29	7.05	354	6	730	76
600000.01 =< ... < 700000.01	13,383,620.35	21	20.77	637,315.25	6.88	8.50	7.41	7.18	352	8	725	76
700000.01 =< ... < 800000.01	5,995,584.01	8	9.31	749,448.00	7.00	7.88	7.40	7.17	352	8	722	68
800000.01 =< ... < 900000.01	2,577,353.22	3	4.00	859,117.74	6.88	7.38	7.04	6.79	357	3	749	74
900000.01 =< ... < 999999.99	6,947,240.59	7	10.78	992,462.94	6.88	7.63	7.27	7.03	355	5	719	61
1000000 =< ... < 1250000	1,241,713.50	1	1.93	1,241,713.50	7.75	7.75	7.75	7.55	349	11	730	80
>= 1250000.01	4,021,637.24	3	6.24	1,340,545.75	6.88	7.38	7.17	6.94	354	6	712	60
state TOP 10
CA	22,788,627.74	36	35.37	633,017.44	6.88	8.25	7.27	7.03	354	6	732	73
FL	8,173,957.84	12	12.69	681,163.15	7.25	8.50	7.58	7.34	351	9	722	70
NY	7,890,198.37	13	12.25	606,938.34	6.88	7.75	7.38	7.16	352	8	709	76
Other	6,057,029.34	12	9.40	504,752.45	6.88	8.50	7.23	6.99	353	7	723	74
IL	5,270,303.72	8	8.18	658,787.97	6.88	7.75	7.43	7.19	354	6	729	65
NJ	5,086,585.61	8	7.89	635,823.20	6.88	7.88	7.17	6.92	355	5	723	72
MD	3,288,274.91	6	5.10	548,045.82	6.88	7.50	7.18	6.93	356	4	723	80
TX	1,780,877.77	3	2.76	593,625.92	6.88	7.88	7.43	7.18	356	4	748	80
AZ	1,426,322.28	3	2.21	475,440.76	6.88	7.25	7.13	6.90	353	7	710	81
GA	1,346,540.25	1	2.09	1,346,540.25	7.25	7.25	7.25	7.00	357	3	688	70
UT	1,323,175.67	2	2.05	661,587.84	7.00	7.38	7.15	6.90	357	3	731	73
Orig_LTV
0 =< ... < 50.01	3,285,744.92	4	5.10	821,436.23	7.13	7.50	7.31	7.08	352	8	750	35
50.01 =< ... < 60.01	5,011,800.53	6	7.78	835,300.09	6.88	7.88	7.24	7.01	353	7	731	56
60.01 =< ... < 70.01	12,235,058.42	18	18.99	679,725.47	6.88	7.63	7.16	6.91	354	6	717	67
70.01 =< ... < 80.01	39,892,503.19	68	61.91	586,654.46	6.88	8.50	7.37	7.14	353	7	725	79
80.01 =< ... < 90.01	3,097,164.49	6	4.81	516,194.08	6.88	7.88	7.33	7.03	358	2	712	89
90.01 =< ... < 100.01	909,621.95	2	1.41	454,810.98	6.88	8.25	7.57	7.07	358	2	726	99
Curr_Rate
6.75 =< ... < 7	13,126,877.89	22	20.37	596,676.27	6.88	6.88	6.88	6.63	357	3	730	74
7 =< ... < 7.25	10,728,535.85	18	16.65	596,029.77	7.00	7.25	7.04	6.80	355	5	729	72
7.25 =< ... < 7.5	17,740,083.44	27	27.53	657,040.13	7.25	7.38	7.30	7.07	353	7	718	69
7.5 =< ... < 7.75	13,788,501.87	22	21.40	626,750.09	7.50	7.63	7.59	7.34	352	8	726	74
7.75 =< ... < 8	7,451,221.13	12	11.56	620,935.09	7.75	7.99	7.81	7.59	351	9	726	78
8.25 =< ... < 8.5	460,000.00	1	0.71	460,000.00	8.25	8.25	8.25	7.50	358	2	725	98
8.5 =< ... < 8.75	1,136,673.32	2	1.76	568,336.66	8.50	8.50	8.50	8.25	350	10	694	80

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTrem	Cutoff Season	FICO	LTV
Property_Type
2-4 Family	3,714,280.33	6	5.76	619,046.72	7.38	7.75	7.59	7.37	350	10	695	78
Co-op	444,250.16	1	0.69	444,250.16	6.88	6.88	6.88	6.63	357	3	752	57
Condo	5,677,006.11	11	8.81	516,091.46	6.88	7.99	7.41	7.17	354	6	729	78
PUD	11,382,900.96	20	17.67	569,145.05	6.88	8.50	7.29	7.04	354	6	725	78
Single Family Residence	43,213,455.94	66	67.07	654,749.33	6.88	8.50	7.30	7.06	354	6	726	71
Purpose
Purchase	30,758,521.26	51	47.74	603,108.26	6.88	8.50	7.41	7.17	352	8	725	78
Refinance - Cashout	13,856,769.36	22	21.51	629,853.15	6.88	7.75	7.17	6.91	355	5	727	67
Refinance - Rate Term	19,816,602.88	31	30.76	639,245.25	6.88	7.99	7.29	7.04	355	5	723	70
Occupancy
Investment	7,475,875.62	13	11.60	575,067.36	7.00	8.50	7.50	7.26	352	8	733	74
Primary	54,483,456.11	88	84.56	619,130.18	6.88	8.50	7.29	7.05	354	6	724	74
Secondary	2,472,561.77	3	3.84	824,187.26	7.00	7.63	7.35	7.14	350	10	718	63
Orig_Term
360 =< ... < 372	64,431,893.50	104	100.00	619,537.44	6.88	8.50	7.32	7.08	354	6	724	73
Doc_Type
Full	11,962,775.48	20	18.57	598,138.77	6.88	8.25	7.36	7.11	352	8	722	76
Reduced (partial)	44,439,633.31	69	68.97	644,052.66	6.88	8.50	7.32	7.09	353	7	726	71
Stated / Stated	8,029,484.71	15	12.46	535,298.98	6.88	8.50	7.25	6.98	357	3	722	80
Fico
650 =< ... < 700	18,716,702.10	30	29.05	623,890.07	6.88	8.50	7.43	7.19	353	7	688	75
700 =< ... < 750	32,164,407.74	50	49.92	643,288.15	6.88	8.25	7.27	7.02	354	6	726	73
750 =< ... < 800	13,550,783.66	24	21.03	564,615.99	6.88	7.88	7.29	7.05	354	6	770	71
interest_only_period
0	35,782,576.34	59	55.54	606,484.34	6.88	8.50	7.35	7.11	354	6	725	73
120	26,684,672.02	42	41.42	635,349.33	6.88	8.25	7.26	7.01	354	6	725	74
60	1,964,645.14	3	3.05	654,881.71	7.25	7.88	7.55	7.35	348	12	709	55